Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This nonbinding Memorandum of Understanding (“MOU”), dated October 24, 2019, is by and between WeConnect Tech International, Inc., a Nevada corporation (the “Company” or “WECT”) and MIG Next Technologies Sdn. Bhd. (“MIG Next”), a corporation incorporated under the laws of Malaysia (hereinafter referred to as “Party”, collectively referred to hereinafter as the “Parties”). This nonbinding MOU sets forth the general terms and conditions for discussion of a potential business relationship between the parties.

a.	MIG Next, a corporation incorporated under the laws of Malaysia, is in the business of technology development specialising in information technology and green technology.

b.	Shiong Han Wee, our Chief Executive Officer and Director and Kwueh Lin Wong, our Secretary and Director, owns 27.66% and 26.60% respectively or 260,000 shares and 250,000 shares respectively of the issued and outstanding shares of MIG Next (the “Shares”).

c.	WECT and MIG Next desire to explore a strategic partnership to exploit that certain thermal catalytic cracking technology with proprietary permanent catalyst, named as CHCSTDRP (CH Closed System Thermally Depolymerisation Refining Process) Technology, in accordance with the terms and conditions set forth herein.

AGREEMENT

The following shall constitute an expression of the mutual intent of the Parties hereto and is contingent upon the successful negotiation, execution, and delivery of definitive agreements or similar, between the parties setting forth in detail the terms and conditions of the proposed transactions and agreements (the “Definitive Agreements”).

1.	Strategic Partnership

1.1 Strategic Partnership/Technology.  The parties desire to enter into a strategic partnership to exploit that certain thermal catalytic cracking technology with proprietary permanent catalyst, named as CHCSTDRP (CH Closed System Thermally Depolymerisation Refining Process) Technology (the “Technology”). It is the understanding of the Company that the Technology: (i) has been qualified by DNV-GL, Netherland as set forth in that certain Report No.: OGNL.141392, Rev 1, Document No.: FET-34711-01, Dated: 19-05-2017, a copy of which has been previously provided to the Company; and (ii) relates to the “environmentally safe” processing of various types of materials into oils, gas and charcoal without residue waste such as burnt odors, toxic gasses, and dioxin/furan.

1.2 Project Teams.  Each Party will form a project team with at least one representative to:

(i)       discuss and decide on intellectual property issues and all project development and scope decisions,

(ii)       decide if and how third-party costs should be shared (e.g. paid and potentially counted towards equity contributions), and

(iii)       such other matters incidental to the forming and implementation of the Business.

1.3 Access to Relevant Documents and Properties. MIG Next shall give the Company and its representatives full access to any documents, books, records and operations relating to the Technology and the strategic partnership herein contemplated within a reasonable amount of time from the date of any such request.

2.	Definitive Agreements

2.1 Transaction.  Each of the undersigned agrees to cooperate in the negotiation and preparation of the Definitive Agreements, or any other necessary documentation contemplated by the Parties to effectuate a strategic partnership and agrees to execute any and all documents consistent with the above terms to facilitate the consummation of such strategic partnership. The Definitive Agreements will contain, among other things, appropriate representations and warranties of the Company and MIG Next, covenants of the Company and MIG Next reflecting the provisions set forth in this MOU sheet and appropriate conditions to closing which will include, among other things, compliance with all applicable United States securities laws.

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2.2 Conditions Precedent. The obligations of the Company, with respect to the strategic partnership, shall be subject to the satisfaction of the conditions customary to transactions of this type, including without limitation: (a) confirmation that the representations and warranties of MIG Next are true and accurate in all respects affecting the transaction; and, (b) satisfactory completion of due diligence and audit by the Company.

3.	Costs and Expenses

All costs and expenses incurred by Company or MIG Next pursuant to this MOU and the transactions contemplated herein shall be borne by the incurring Party.

4.	Exclusive Negotiating Rights

In order to induce Company to commit the resources, forego other potential opportunities, and incur the legal, accounting and incidental expenses necessary properly to evaluate the strategic partnership, described above, and to negotiate the terms of, and enter into one or more strategic partnerships with MIG Next, MIG Next agrees that it shall not initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding a strategic partnership relating to the exploitation of the Technology by any person other than Company, including, without limitation, by way of a purchase of shares, purchase of assets or merger, of all or any substantial part of its equity securities or assets, and shall not (other than in the ordinary course of business as heretofore conducted) provide any confidential information regarding the Technology or business to any person other than Company and its duly appointed representatives. MIG Next shall work in good faith to enter into a strategic partnership with the Company regarding the exploitation of the Technology.

5.	Duration and Termination

This MOU is for a duration of six (6) months from the date of the MOU and may be extended by the mutual agreement of both parties. The Parties may terminate this MOU prior to the execution and delivery of the Definitive Agreements without liability and no Party hereto shall be entitled to any form of relief whatsoever, including without limitation, injunctive relief or damages.

6.	Governing Law

This MOU shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles.

7.	Public Announcements.

All public announcements, notices or other communications regarding the matters set forth herein to third parties, including without limitation any disclosure regarding the transactions contemplated hereby, shall require the prior approval of the Company.

8.	Amendment.

Any amendment(s) to this MOU shall be in writing and signed by all Parties hereto.

9.	Miscellaneous.

This nonbinding MOU merely represents the present understanding of the parties hereto with respect to the intended transaction described herein and is not binding upon and creates no rights, either expressed or implied, in favour of any party, except that Sections 3,4, 6, and 9 shall be binding upon the parties subject thereto.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal as of the date first set forth above.

WECONNECT TECH INTERNATIONAL, INC. By: /s/ Shiong Han Wee Name: Shiong Han Wee Its: Chief Executive Officer	MIG NEXT TECHONOLOGIES SDN BHD By: /s/ Khoo Yu Fong Name: Khoo Yu Fong Its: Chief Executive Officer

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